Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:
Christopher J. Munyan
President and Chief Executive Officer
(215) 569-9900

FOR IMMEDIATE RELEASE:

March 31, 2010

CSS INDUSTRIES, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL
OFFICER AND APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

CSS Industries, Inc. (NYSE: CSS) announced today that, effective immediately, Clifford E. Pietrafitta has resigned as its Chief Financial Officer and Vincent A. Paccapaniccia has joined the organization as its new Chief Financial Officer.

Mr. Paccapaniccia has over twenty-five years of leadership experience in both financial and operational positions. For the past fourteen years, Mr. Paccapaniccia served in various senior financial positions with ICT Group, Inc., most recently serving as its Executive Vice President, Finance and Administration and Chief Financial Officer. ICT Group, Inc, a Newtown, Pennsylvania based company, provides multinational outsourced customer management and business process outsourcing solutions. Prior to being acquired by Sykes Enterprises, Incorporated in February 2010, ICT Group, Inc. was a public company with its common stock traded on the NASDAQ Stock Market. Prior to his employment with ICT Group, Inc., Mr. Paccapaniccia served in both financial and operational positions with Villeroy & Boch and with Lenox Incorporated, companies which design, manufacture and sell home living and lifestyle products. Mr. Paccapaniccia began his financial career with the accounting firm Deloitte & Touche. He holds an M.B.A. from Saint Joseph’s University and a B.S. from La Salle University, and is a Certified Public Accountant.

“We appreciate Cliff’s dedicated service to CSS during the last 22 years, and we wish him the very best in his future business endeavors,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. “During Cliff’s tenure, he played an important role in the planning and implementation of improvements in our financial systems and controls, and in our bank financing, cost reduction and acquisition efforts.”

“Vince has an impressive record of providing both financial and operational leadership, and we are very fortunate to have a senior finance executive of Vince’s caliber,” said Mr. Munyan. “We believe that Vince’s strong business experience makes him an ideal fit for our team. We look forward to Vince’s success in his new role.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.